Exhibit (g)(2)

AMENDMENT TO THE

ETF CUSTODY AGREEMENT

THIS AMENDMENT, effective as of July 11, 2025 (the “Effective Date”), to the ETF Custody Agreement, dated as of December 16, 2024, (the "Custody Agreement"), is entered into by and between TORTOISE CAPITAL SERIES TRUST, a Maryland statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Custody Agreement to add the following Series of the Trust; and

•	Tortoise Global Water Fund

•	Tortoise AI Infrastructure ETF

WHEREAS, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that as of the close of business on the Effective Date, Exhibit A of the Custody Agreement is superseded and replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TORTOISE CAPITAL SERIES TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey Kruske	By:	/s/ Gregory Farley
Printed Name:	Jeffrey Kruske	Printed Name:	Gregory Farley
Title:	Authorized Officer	Title:	Senior Vice President
Date:	7/7/2025	Date:	7/8/2025

Exhibit A to the

Custody Agreement

Separate Series of Tortoise Capital Series Trust

Name of Series

Tortoise Essential Energy Fund

Tortoise North American Pipeline Fund

Tortoise Energy Fund

Tortoise Global Water Fund

Tortoise AI Infrastructure ETF

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